Exhibit 99.1

Media Relations: Curt Selby 414-359-4191 curt.selby@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
October 22, 2024

A. O. Smith Reports Third Quarter Performance
Third Quarter 2024 Highlights
(Comparisons are year-over-year (“YoY”), unless otherwise noted)
•Sales of $903 million, a decrease of 4%, driven by lower sales in China and lower volumes of water heaters in North America
•Net earnings of $120 million, a decrease of 11%
•Diluted earnings per share (EPS) of $0.82, a decrease of 9%
•Reaffirm revised 2024 EPS outlook of $3.70 to $3.85
•6% increase to our dividend; we have increased our dividend for 32 consecutive years
•Recently announced Pureit acquisition on track to close by the end of 2024
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (“the Company”) (NYSE: AOS) today announced its third quarter 2024 results.
Key Financial Metrics
Third Quarter
(in millions, except per share amounts)

	Q3 2024	Q3 2023	% Change YoY
Net sales	$902.6	$937.5	-4%
Net earnings	$120.2	$135.4	-11%
Diluted earnings per share	$0.82	$0.90	-9%
“As we announced in our October 11 press release, our China sales and North America water heater volumes were lower than we expected in the third quarter. Consumer demand headwinds in China and pre-buy and lead-time-driven order demand softness in North America persisted through the quarter and led to lower than expected sales and profitability,” noted Kevin J. Wheeler, chairman and chief executive officer. “While our China and North America water heater businesses were challenged in the quarter, I am pleased with the performance of other parts of our business, particularly the double-digit sales growth in commercial boilers and North America water treatment.”

Third Quarter 2024 Segment-level Performance
North America
2024 sales of $703.3 million declined 1% compared to 2023 as higher boiler and water treatment sales and pricing action benefits were more than offset by lower residential and commercial water heater volumes.
Segment earnings were $162.5 million and segment margin was 23.1% in 2024 compared to segment earnings of $170.0 million and segment margin of 23.9% in 2023. The year-over-year decreases in segment earnings and segment margin were largely a result of lower water heater volumes more than offsetting higher volumes of boilers and water treatment products and pricing actions.
Rest of World
Sales of $210.3 million declined 10% compared with prior year sales of $233.4 million. Local currency third-party sales in China decreased 17% in 2024, as weak consumer demand resulted in lower volumes of our core water heater and water treatment products. Sales in India increased 12% year-over-year in local currency in 2024 as new products continued to drive growth.
Segment earnings were $13.6 million and segment margin was 6.5% in 2024 compared to segment earnings of $23.2 million and segment margin of 9.9% in the prior year. The year-over-year declines in segment earnings and segment margin were primarily due to lower volumes that were partially offset by lower materials costs that resulted from cost savings projects in China.
Balance Sheet, Liquidity and Capital Allocation
As of September 30, 2024, cash and marketable securities balances totaled $255.6 million and debt totaled $119.7 million, resulting in a leverage ratio of 5.9% as measured by total debt-to-total capitalization.
Cash provided by operations was $359.9 million and free cash flow was $282.5 million in the first nine months of 2024, which decreased year-over-year primarily as a result of higher inventories, higher incentive payments associated with record sales and profits earned in 2023, as well as lower trade receivable balances.
As previously announced, the Company signed an agreement earlier this year to acquire Pureit from Unilever for $120 million, subject to customary adjustments. Our acquisition of Pureit is on track to close by the end of 2024.
As part of its commitment to return capital to shareholders, the Company repurchased 2.9 million shares at a cost of $237.1 million in the first nine months of 2024. As of September 30, 2024, authority remained to repurchase approximately 2.7 million additional shares. The Company expects to spend approximately $300 million repurchasing shares in 2024.
On Oct. 7, the Company’s board of directors approved a 6% increase in the dividend rate, resulting in a five-year compound annual dividend growth rate of 8%.

Outlook
2024 Outlook
(in millions, except per share amounts)

	2023	2024 Outlook
	Actual	Low End	High End
Net sales	$3,853	$3,800	$3,900
Diluted earnings per share	$3.69	$3.70	$3.85
Adjusted earnings per share	$3.81[1]	$3.70	$3.85
1Excludes restructuring and impairment expenses. See accompanying GAAP to Non-GAAP reconciliations
“Because we expect consumer demand to remain challenged in China through the end of the year and we are cautious about North America residential and commercial water heater end-market demand, we announced on October 11, and reaffirm today, that we lowered our sales outlook for 2024 to be approximately flat to last year. We also lowered our full year EPS outlook to a range of between $3.70 and $3.85, a year-over-year decline of 1% over 2023 adjusted EPS, at the midpoint,” stated Wheeler. “Our improved lead times are expected to continue through the remainder of the year, and we have adjusted our North America residential and commercial water heater facilities to improve production efficiencies at lower levels.”
The Company’s guidance excludes the potential impacts from future acquisitions.
A. O. Smith will host a webcasted conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard live on the Company’s website. An audio replay of the call will be available on the Company’s website after the live event. To access the archived audio replay, go to the “Investors” page and select the Third Quarter 2024 Earnings Call link.
To provide improved transparency into the operating results of its business, the Company is providing non-GAAP measures. Free cash flow is defined as cash provided by operations less capital expenditures. Adjusted earnings, adjusted EPS, adjusted segment earnings and adjusted corporate expenses exclude the impact of pension settlement income and impairment expenses. Reconciliations from GAAP measures to non-GAAP measures are provided in the financial information included in this news release.

Forward-looking Statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance,” “outlook” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: further softening in U.S. residential and commercial water heater demand; negative impacts to the Company, particularly the demand for its products, resulting from global inflationary pressures or a potential recession in one or more of the markets in which the Company participates; the Company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs; negative impacts to demand for the Company’s products, particularly commercial products, as a result of changes in commercial property usage that followed the COVID-19 pandemic; further weakening in North American residential or commercial construction or instability in the Company’s replacement markets; inability of the Company to implement or maintain pricing actions; inconsistent recovery of the Chinese economy or a further decline in the growth rate of consumer spending or housing sales in China; the availability, timing or effects of China stimulus programs; negative impact to the Company’s businesses from international tariffs, trade disputes and geopolitical differences, including the conflicts in Ukraine, the Middle East and attacks on commercial shipping vessels in the Red Sea; potential further weakening in the high-efficiency gas boiler segment in the U.S.; substantial defaults in payment by, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; the possibility that the parties will fail to obtain necessary regulatory approvals or to satisfy any of the other conditions to the proposed acquisition; failure to realize the expected benefits of acquisitions or expected synergies; failure to realize the expected benefits, timing and extent, of regulatory changes; competitive pressures on the Company’s businesses, including new technologies and new competitors; the impact of potential information technology or data security breaches; negative impact of changes in government regulations or regulatory requirements; the inability to respond to secular trends toward decarbonization and energy efficiency; and adverse developments in general economic, political and business conditions in key regions of the world. Additional factors are discussed in the Company’s filings with Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, quarterly reports on Form 10-Q and current reports on Form 8-K. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
Celebrating its 150th year of business, A. O. Smith Corporation, with headquarters in Milwaukee, Wisconsin, is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
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A. O. SMITH CORPORATION
Condensed Consolidated Statement of Earnings
(dollars in millions, except share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$902.6	$937.5	$2,905.7	$2,864.7
Cost of products sold	565.3	581.3	1,787.7	1,749.7
Gross profit	337.3	356.2	1,118.0	1,115.0
Selling, general and administrative expenses	176.6	174.9	557.3	542.4
Impairment expense	—	—	—	15.6
Interest expense	1.5	2.4	4.3	10.9
Other expense (income), net	2.6	2.5	0.5	(10.5)
Earnings before provision for income taxes	156.6	176.4	555.9	556.6
Provision for income taxes	36.5	41.0	132.0	137.3
Net earnings	$120.1	$135.4	$423.9	$419.3
Diluted earnings per share of common stock(1)	$0.82	$0.90	$2.87	$2.77
Average common shares outstanding (000’s omitted)	146,700	151,210	147,529	151,548
(1)Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Condensed Consolidated Balance Sheet
(dollars in millions)

	(Unaudited) September 30, 2024	December 31, 2023
ASSETS:
Cash and cash equivalents	$219.3	$339.9
Marketable securities	36.3	23.5
Receivables	558.2	596.0
Inventories	554.9	497.4
Other current assets	43.8	43.5
Total Current Assets	1,412.5	1,500.3
Net property, plant and equipment	624.6	597.5
Goodwill and other intangibles	978.9	970.1
Operating lease assets	32.4	37.3
Other assets	105.8	108.7
Total Assets	$3,154.2	$3,213.9
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$555.9	$600.4
Accrued payroll and benefits	71.5	92.2
Accrued liabilities	144.1	177.4
Product warranties	62.7	65.3
Debt due within one year	10.0	10.0
Total Current Liabilities	844.2	945.3
Long-term debt	109.7	117.3
Operating lease liabilities	23.5	27.9
Other liabilities	260.1	279.0
Stockholders’ equity	1,916.7	1,844.4
Total Liabilities and Stockholders’ Equity	$3,154.2	$3,213.9

A. O. SMITH CORPORATION
Condensed Consolidated Statement of Cash Flows
(dollars in millions)
(unaudited)

	Nine Months Ended September 30,
	2024	2023
Operating Activities
Net earnings	$423.9	$419.3
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	59.5	57.5
Stock based compensation expense	12.7	10.1
Deferred income taxes	(0.9)	—
Non-cash impairment	—	15.6
Pension settlement income	—	(6.0)
Pension settlement income non-cash taxes	—	1.5
Net changes in operating assets and liabilities:
Current assets and liabilities	(121.3)	(44.6)
Noncurrent assets and liabilities	(14.0)	(14.4)
Cash Provided by Operating Activities	359.9	439.0
Investing Activities
Capital expenditures	(77.4)	(42.7)
Acquisitions	(21.3)	(16.1)
Investment in marketable securities	(72.9)	(63.1)
Net proceeds from sale of marketable securities	60.5	91.1
Cash Used in Investing Activities	(111.1)	(30.8)
Financing Activities
Long-term debt repaid	(6.9)	(214.9)
Common stock repurchases	(237.1)	(161.4)
Net proceeds from stock option activity	17.2	11.3
Dividends paid	(140.9)	(135.7)
Cash Used in Financing Activities	(367.7)	(500.7)
Effect of exchange rate changes on cash and cash equivalents	(1.7)	(17.7)
Net decrease in cash and cash equivalents	(120.6)	(110.2)
Cash and cash equivalents - beginning of period	339.9	391.2
Cash and Cash Equivalents - End of Period	$219.3	$281.0

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales
North America	$703.3	$709.9	$2,260.3	$2,184.9
Rest of World	210.3	233.4	682.0	696.7
Inter-segment sales	(11.0)	(5.8)	(36.6)	(16.9)
	$902.6	$937.5	$2,905.7	$2,864.7
Earnings
North America(1)	$162.5	$170.0	$559.6	$557.7
Rest of World(2)	13.6	23.2	56.7	56.8
Inter-segment earnings elimination	—	—	(0.4)	—
	176.1	193.2	615.9	614.5
Corporate expense(3)	(18.0)	(14.4)	(55.7)	(47.0)
Interest expense	(1.5)	(2.4)	(4.3)	(10.9)
Earnings before income taxes	156.6	176.4	555.9	556.6
Provision for incomes taxes	36.5	41.0	132.0	137.3
Net earnings	$120.1	$135.4	$423.9	$419.3

Additional Information
(1) Adjustments: North America
includes pension settlement income of:	$—	$—	$—	$(5.0)
(2) Adjustments: Rest of World
includes impairment expense of:	—	—	—	12.5
(3) Adjustments: Corporate expense
includes pension settlement income of:	—	—	—	(1.0)
includes impairment expense of:	—	—	—	3.1

A. O. SMITH CORPORATION
Adjusted Earnings and Adjusted Earnings Per Share
(dollars in millions, except per share data)
(unaudited)
The following is a reconciliation of net earnings and diluted earnings per share to adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net Earnings (GAAP)	$120.1	$135.4	$423.9	$419.3
Impairment expense, before tax	—	—	—	15.6
Pension settlement income, before tax	—	—	—	(6.0)
Tax effect on above items	—	—	—	1.5
Adjusted Earnings (non-GAAP)	$120.1	$135.4	$423.9	$430.4

Diluted Earnings Per Share (GAAP)(1)	$0.82	$0.90	$2.87	$2.77
Impairment expense per diluted share, before tax	—	—	—	0.10
Pension settlement income per diluted share, before tax	—	—	—	(0.04)
Tax effect on above items per diluted share	—	—	—	0.01
Adjusted Earnings Per Share (non-GAAP)(1)	$0.82	$0.90	$2.87	$2.84
(1)Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Adjusted Segment Earnings
(dollars in millions)
(unaudited)
The following is a reconciliation of reported earnings before provision for income taxes to total segment earnings (non-GAAP)     and adjusted segment earnings (non-GAAP):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Earnings Before Provision for Income Taxes (GAAP)	$156.6	$176.4	$555.9	$556.6
Add: Corporate expense(1)	18.0	14.4	55.7	47.0
Add: Interest expense	1.5	2.4	4.3	10.9
Total Segment Earnings (non-GAAP)	$176.1	$193.2	$615.9	$614.5

North America(2)	$162.5	$170.0	$559.6	$557.7
Rest of World(3)	13.6	23.2	56.7	56.8
Inter-segment earnings elimination	—	—	(0.4)	—
Total Segment Earnings (non-GAAP)	$176.1	$193.2	$615.9	$614.5

Additional Information
(1)Corporate expense	$(18.0)	$(14.4)	$(55.7)	$(47.0)
Pension settlement income, before tax	—	—	—	(1.0)
Impairment expense, before tax	—	—	—	3.1
Adjusted Corporate expense (non-GAAP)	$(18.0)	$(14.4)	$(55.7)	$(44.9)

(2)North America	$162.5	$170.0	$559.6	$557.7
Pension settlement income, before tax	—	—	—	(5.0)
Adjusted North America (non-GAAP)	$162.5	$170.0	$559.6	$552.7

(3)Rest of World	$13.6	$23.2	$56.7	$56.8
Impairment expense, before tax	—	—	—	12.5
Adjusted Rest of World (non-GAAP)	$13.6	$23.2	$56.7	$69.3

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Nine Months Ended September 30,
	2024	2023
Cash provided by operating activities (GAAP)	$359.9	$439.0
Less: Capital expenditures	(77.4)	(42.7)
Free cash flow (non-GAAP)	$282.5	$396.3

A. O. SMITH CORPORATION
2024 EPS Guidance and 2023 Adjusted EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2024 Guidance	2023
Diluted EPS (GAAP)	$3.70 - 3.85	$3.69
Restructuring and impairment expense	—	0.12	(1)
Adjusted EPS (non-GAAP)	$3.70 - 3.85	$3.81
(1)Includes pre-tax restructuring and impairment expenses of $15.7 million and $3.1 million, within the Rest of World segment and Corporate expenses, respectively.